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                                                                    EXHIBIT 99.1


                                 March 25, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     RE:      ARTHUR ANDERSEN LLP REPRESENTATIONS

Dear Madam or Sir:

         In connection with Arthur Andersen LLP's audit of the financial statements of Horizon Offshore, Inc. and subsidiaries (the "Company") for the year ended December 31, 2001, Arthur Andersen LLP has made the following representations to the Company:

         1. The audit was subject to Arthur Andersen LLP's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards;

         2. There was appropriate continuity of Arthur Andersen LLP personnel working on the audit;

         3. Consultation with the national office of Arthur Andersen LLP regarding the audit was available; and

         4. Personnel at foreign affiliates of Arthur Andersen LLP were available to conduct the relevant portions of the audit, where applicable.

         Please contact me if you have any questions regarding the foregoing.



                                      Very truly yours,

                                      /s/ David W. Sharp
                                      David W. Sharp
                                      Executive Vice President and Chief
                                      Financial Officer



Copy to: David Winn, Arthur Andersen LLP